Exhibit 99.1

HERBALIFE INTERNATIONAL, INC. ANNOUNCES RESULTS OF
CONSENT SOLICITATION RELATING TO ITS
11¾% SERIES B SENIOR SUBORDINATED NOTES DUE 2010

Los Angeles, California, November 24, 2004 — Herbalife International, Inc. (“Herbalife”) today announced that it had received the requisite consents in its consent solicitation (the “Consent Solicitation”) with respect to the $160 million outstanding principal amount of its 11¾% Series B Senior Subordinated Notes due 2010 (the “Notes”; CUSIP Number: 426908AB5) commenced in connection with its tender offer (the “Tender Offer”) for the Notes. As of 5:00 p.m., New York City time, on November 24, 2004, the expiration date of the Consent Solicitation (the “Consent Date”), Herbalife had received tendered Notes and the related consents from holders of approximately 99.1% of the outstanding principal amount of the Notes. Consequently, the requisite consents condition with respect to the Tender Offer has been satisfied.

The Tender Offer expires at midnight, New York City time, on December 20, 2004, unless extended or terminated by Herbalife (the “Expiration Date”).  Notes tendered may not be withdrawn and the related consents may not be revoked at any time after the Consent Date, except in limited circumstances.  On the settlement date, and subject to the terms and conditions of the Tender Offer, holders who tendered their Notes on or prior to the Consent Date will receive the total consideration (including the consent payment of $40 per $1,000 in principal amount of Notes) for such Notes, and holders who tender after the Consent Date, but on or prior to the Expiration Date, will receive the tender consideration, but not the consent payment.  The total consideration and the tender consideration for the Notes will be determined in accordance with the procedures set forth in the Offer to Purchase and Consent Solicitation Statement dated November 10, 2004 (the “Offer to Purchase”).

Herbalife and The Bank of New York, the trustee under the indenture pursuant to which the Notes were issued (the “Indenture”), plan to execute a supplemental indenture to the Indenture in order to eliminate substantially all of the restrictive covenants and certain events of default set forth therein, as provided in the Offer to Purchase.  However, the amendments will not become operative with respect to the Notes until the consummation of the Tender Offer.

The determination of the total consideration and the tender consideration for the Notes is expected to occur as of 2:00 p.m., New York City time, on December 6, 2004.  Payment of the total consideration or the tender consideration, as applicable, for Notes validly tendered and accepted for purchase shall be made on the settlement date, which is expected to be the first business day after the Expiration Date.  The obligation to accept for purchase and pay for Notes tendered is subject to the satisfaction of certain conditions, including the consummation of the initial public offering by Herbalife’s indirect parent and the closing of Herbalife’s new senior credit facility.  The Tender Offer and Consent Solicitation are being made solely pursuant to, and subject to the terms and conditions set forth in, the Offer to Purchase and the related Letter of Transmittal dated November 10, 2004.

Herbalife has engaged Morgan Stanley and Merrill Lynch & Co. to act as Dealer Managers for the Tender Offer and as Solicitation Agents for the Consent Solicitation.

Questions regarding the Tender Offer or the Consent Solicitation should be directed to Morgan Stanley toll-free at 800-624-1808 or collect at 212-761-1457 (attention: Riccardo Cumerlato) or to Merrill Lynch & Co. at (888) ML4-TNDR or collect at (212) 449-4914.  Requests for documents should be directed to MacKenzie Partners, Inc., the Information Agent for the Offer, at 212-929-5500.  The depositary for the Tender Offer is The Bank of New York.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.

About Herbalife

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle.  Additional information is available at www.herbalife.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that involve risks and uncertainties that could affect actual future results and the proposed transactions referenced herein.  Such risks and uncertainties include, but are not limited to: Herbalife’s relationships with, and its ability to influence the actions of, its distributors, adverse publicity associated with its products or network marketing organization, changing consumer preferences and demands, the competitive nature of its business, regulatory matters governing its products and network marketing program, risks associated with operating internationally, including foreign exchange risks, its dependence on increased penetration of existing markets, contractual limitations on its ability to expand its business, its reliance on its information technology infrastructure and outside manufacturers, the sufficiency of trademarks and other intellectual property rights, product concentration, its reliance on its management team, product liability claims, uncertainties relating to the application of transfer pricing and similar tax regulations, taxation relating to its distributors, adverse conditions in the public capital markets, a change in the terms or structure of, or the decision to abandon, the proposed transactions, the failure for any reason to consummate the transactions on the proposed terms or otherwise.  Herbalife does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Contact

Richard Goudis
Chief Financial Officer
Herbalife International
310.410.9600 ext. 32222